As filed with the Securities and Exchange Commission on June 27, 2014

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Agree Realty Corporation

  (Exact name of Registrant as specified in its charter)

Maryland	38-3148187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

31850 Northwestern Highway Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip code)

AGREE REALTY CORPORATION 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Joel N. Agree President and Chief Executive Officer Agree Realty Corporation 31850 Northwestern Highway Farmington Hills, Michigan 48334 (Name and Address of Agent for Service) (248) 737-4190
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7454 (telephone) (313) 465-7455 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer  ☐    Accelerated filer  ☒

Non-accelerated filer  ☐ (Do not check if a smaller reporting company)    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001	700,000	$30.45	$21,311,500.00	$2,744.92

(1)	Represents shares of common stock issuable under the Agree Realty Corporation 2014 Omnibus Incentive Plan, approved by the registrant’s stockholder on May 5, 2014 (the “Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares of common stock that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($30.67) and low ($30.22) sales price for the Common Stock of the registrant as quoted on the New York Stock Exchange on June 23, 2014, a date within five business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Agree Realty Corporation, a Maryland corporation (the “Registrant”), relating to 700,000 shares of its common stock, par value $0.0001 (“Common Stock”), which have been reserved for issuance under the Plan to eligible employees, directors and consultants of the Registrant, and its affiliates.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 7, 2014;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014, filed with the Commission on May 2, 2014;

(c) the Registrant’s Current Report on Form 8-K filed with the Commission on May 6, 2014; and

(d) the description of Registrant’s Common Stock, par value $0.0001 per share, set forth in the Registrant’s Form 8-A filed March 18, 1994.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Registrant’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s officers and directors are and will be indemnified under Maryland law and the Registrant’s articles of incorporation, as amended, against certain liabilities. The Registrant’s charter requires it to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as the Registrant’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant, including all amendments and articles supplementary thereto, (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (No. 001-12928) for the quarter ended June 30, 2013)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 8-K (No. 001-12928) filed on May 9, 2013)

4.3	Rights Agreement, dated as of December 7, 1998, by and between Agree Realty Corporation, a Maryland corporation, and Computershare Trust Registrant, N.A., f/k/a EquiServe Trust Company, N.A., a national banking association, as successor rights agent to BankBoston, N.A., a national banking association (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3/A (No. 333-161520) filed on November 13, 2009)

4.4	Second Amendment to Rights Agreement, dated as of December 8, 2008, by and between Agree Realty Corporation, a Maryland corporation, and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A., a national banking association, as successor rights agent to BankBoston, N.A., a national banking association (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (No. 001-12928) filed on December 9, 2008)

4.5	Amended and Restated Registration Rights Agreement, dated July 8, 1994 by and among the Registrant, Richard Agree, Edward Rosenberg and Joel Weiner (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K (No. 001-12928) for the year ended December 31, 1994)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

10.1	Agree Realty Corporation 2014 Omnibus Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 4, 2014

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Baker Tilly Virchow Krause, LLP

23.3*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

* Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on June 27, 2014.

AGREE REALTY CORPORATION

By: /s/ Joel N. Agree
Joel N. Agree
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joel N. Agree and Brian R. Dickman as his true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Agree Realty Corporation, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard Agree	Executive Chairman of the Board	June 27, 2014
Richard Agree	and Director

/s/ Joel N. Agree	President, Chief Executive Officer	June 27, 2014
Joel N. Agree	and Director

/s/ Brian R. Dickman	Chief Financial Officer	June 27, 2014
Brian R. Dickman	(Principal Financial and Accounting Officer)

/s/ Farris G. Kalil	Director	June 27, 2014
Farris G. Kalil

/s/ Gene Silverman	Director	June 27, 2014
Gene Silverman

/s/ John Rakolta, Jr.	Director	June 27, 2014
John Rakolta, Jr.

/s/ Michael Rotchford	Director	June 27, 2014
Michael Rotchford

[Signature Page to Registration Statement on Form S-8]

/s/ William S. Rubenfaer	Director	June 27, 2014
William S. Rubenfaer

/s/ Leon M. Schurgin	Director	June 27, 2014
Leon M. Schurgin

[Signature Page to Registration Statement on Form S-8]

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant, including all amendments and articles supplementary thereto, (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (No. 001-12928) for the quarter ended June 30, 2013)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 8-K (No. 001-12928) filed on May 9, 2013)

4.3	Rights Agreement, dated as of December 7, 1998, by and between Agree Realty Corporation, a Maryland corporation, and Computershare Trust Registrant, N.A., f/k/a EquiServe Trust Company, N.A., a national banking association, as successor rights agent to BankBoston, N.A., a national banking association (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3/A (No. 333-161520) filed on November 13, 2009)

4.4	Second Amendment to Rights Agreement, dated as of December 8, 2008, by and between Agree Realty Corporation, a Maryland corporation, and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A., a national banking association, as successor rights agent to BankBoston, N.A., a national banking association (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (No. 001-12928) filed on December 9, 2008)

4.5	Amended and Restated Registration Rights Agreement, dated July 8, 1994 by and among the Registrant, Richard Agree, Edward Rosenberg and Joel Weiner (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K (No. 001-12928) for the year ended December 31, 1994)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

10.1	Agree Realty Corporation 2014 Omnibus Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 4, 2014

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Baker Tilly Virchow Krause, LLP

23.3*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

* Filed herewith